CERTIFICATE OF OWNERSHIP AND MERGER

OF

GP MERGECO, INC.

INTO

NORWESTECH, INC.

________________________________________________________

Adopted in accordance with the provisions of

Section 253 of the Delaware General Corporation Law

________________________________________________________

NorWesTech, Inc., a Delaware corporation (the “Corporation”), desiring to merge with GP MergeCo, Inc., a Delaware corporation (the “Subsidiary”), pursuant to the provisions of Section 253 of the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The Corporation and Subsidiary are incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND: The Corporation is the owner of all of the outstanding shares of each class of stock of GP MergeCo, Inc.

THIRD: The Board of Directors of the Corporation, by the following resolutions duly adopted on February 23, 2012, determined to merge the Subsidiary with and into the Corporation (the “Merger”) pursuant to Section 253 of the DGCL:

“RESOLVED, that the Board of Directors of the Corporation hereby approves and adopts the following plan to merge the Subsidiary into the Corporation:

1.                  The name of the corporation proposing to merge is GP MergeCo, Inc. (the “Subsidiary”) and the name of the surviving corporation is NorWesTech, Inc. (the “Corporation”).

2.                  The Subsidiary shall merge into the Corporation and upon the effective date of such merger the Subsidiary shall cease to exist and shall no longer exercise its powers, privileges and franchises subject to the laws of the State of Delaware. The Corporation shall succeed to the property and assets of and exercise all the powers, privileges and franchises of the Subsidiary and shall assume and be liable for all of the debts and liabilities, if any, of the Subsidiary.

3.                  The shares of the Subsidiary shall not be converted as a result of the merger, but shall be cancelled, and the authorized capital stock of the Corporation shall be and remain the same as before the merger.

4.                  The Certificate of Incorporation of the Corporation shall be amended to change the name of the Corporation to Grandparents.com, Inc. upon the effective date of the merger.

; and it is further

RESOLVED, that either Co-Chief Executive Officer of the Corporation, or such other officer of the Corporation designated by either Co-Chief Executive Officer, is hereby authorized to execute, in the name of the Corporation, a Certificate of Ownership and Merger, and to file such Certificate in the Office of the Secretary of State of the State of Delaware, and to do all the other acts and things that may be necessary to carry out and effectuate the purpose of these resolutions.”

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the First Article thereof shall be amended to read in its entirety as follows:

“FIRST: The name of the corporation is Grandparents.com, Inc.”

FIFTH: The Merger shall become effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, NORWESTECH, INC. has caused this Certificate to be executed by its duly authorized officer thereunto duly authorized this 23 day of February, 2012.

NORWESTECH, INC. (a Delaware corporation)

By:	/s/ Joseph Bernstein
	Name:	Joseph Bernstein
	Title:	Co-Chief Executive Officer